May 16, 1997                                                  File No. 33-54733
PROSPECTUS SUPPLEMENT NO. 3                                   Filed pursuant to
(To Prospectus dated July 26, 1994)                           Rule 424(b)(3)and
                                                              Rule 424(c)


                                13,200,367 Shares

                               -------------------

                                  PepsiCo, Inc.

                                  CAPITAL STOCK
                        (Par Value 1-2/3 Cents per Share)
                             Available to be Resold
                         ------------------------------

         The following information updates and supplements the prospectus dated July 26, 1994 (the "Prospectus") covering affiliate reoffers and resales of PepsiCo, Inc. Capital Stock, par value 1-2/3 cents per share, which were acquired under PepsiCo's 1969 or 1975 Stock Option Plans, 1972 Performance Share Plan, as amended, or 1979 Incentive Plan; or which were or are expected to be acquired under PepsiCo's 1987 Incentive Plan or 1994 Long-Term Incentive Plan. Such Prospectus was filed with the Securities and Exchange Commission as part of Registration No. 33-54733.

         The "Selling Stockholders" information is updated and restated in its entirety as follows:

                         STOCKHOLDERS ELIGIBLE TO RESELL

                                                 Shares of Capital
                                                 Stock Available to
                                                 be Resold (whether     Shares of        Shares of
                                                 or not  there is a     Capital Stock    Capital Stock Subject
Name and Material Relationships with PepsiCo     present intent         Beneficially     to Right to Acquire
Since May 1994                                   to do so)              Owned            Prior to May 9, 1998
--------------------------------------------     ------------------     -------------    ----------------------

Brenda Barnes                                           76,279                 884                76,279
     President and Chief Executive Officer,
     Pepsi-Cola North America; Chief Operating
     Officer, Pepsi-Cola North America; Chief
     Operating Officer, Pepsi-Cola Company
     South/West


May 16, 1997



                                                 Shares of Capital
                                                 Stock Available to
                                                 be Resold (whether     Shares of        Shares of
                                                 or not  there is a     Capital Stock    Capital Stock Subject
Name and Material Relationships with PepsiCo     present intent         Beneficially     to Right to Acquire
Since May 1994                                   to do so)              Owned            Prior to May 9, 1998
--------------------------------------------     ------------------     -------------    ----------------------

Randall C. Barnes                                        30,862                19                 30,862
     Senior Vice President and Treasurer

John T. Cahill                                          193,596                -0-               193,596
     Senior Vice President and
     Treasurer; Chief Financial Officer,
     Pepsi-Cola North America; Sr.
     Vice President Finance/Chief
     Financial Officer, KFC

Wayne Calloway                                        6,276,293          1,218,762             5,057,531
     Director; Chairman of the Board and
     Chief Executive Officer

Robert L. Carleton                                      322,170             68,000               254,204
     Senior Vice President and Controller

Robert G. Dettmer                                       872,445             28,936               843,509
     Executive Vice President and Chief
     Financial Officer

Roger A. Enrico                                       1,841,202             60,036             1,841,202
     Director, Chairman of the Board and
     Chief Executive Officer; Vice Chairman of
     the Board and Chief Executive Officer;
     Chairman and Chief Executive Officer,
     PepsiCo Worldwide Restaurants

Edward V. Lahey, Jr.                                    840,049             27,948               824,552
     Senior Vice President, General Counsel
     and Secretary

Indra K. Nooyi                                          177,680                -0-               177,680
     Senior Vice President, Strategic
     Planning


                                                 Shares of Capital
                                                 Stock Available to
                                                 be Resold (whether     Shares of        Shares of
                                                 or not  there is a     Capital Stock    Capital Stock Subject
Name and Material Relationships with PepsiCo     present intent         Beneficially     to Right to Acquire
Since May 1994                                   to do so)              Owned            Prior to May 9, 1998
--------------------------------------------     ------------------     -------------    ----------------------

Steven S Reinemund                                      694,184              9,535              689,922
     Director; Chairman and Chief
     Executive Officer, Frito-Lay
     Company; President and Chief
     Executive Officer, Frito-Lay, Inc.

Karl M. von der Heyden                                  200,000             20,000              200,000
     Director, Vice Chairman of the
     Board and Chief Financial Officer

Craig E. Weatherup                                    1,675,607              9,557            1,670,225
     Director; President; President
     and Chief Executive Officer,
     Pepsi-Cola North America

------------------------------------------------------------------------------------------------------------
The address for each Selling Stockholder is c/o PepsiCo, Inc., Anderson Hill Road, Purchase, New York  10577